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                                                                    EXHIBIT 99.2

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                   FOR FURTHER INFORMATION CONTACT:
June 23, 1998                           Rafael Vaquero, Chief Executive Officer
                                        Soren Bjorn, Vice President - Operations
                                        Jim Drewitz, Investor Relations
                                        817/491-2992

                             THE UNIMARK GROUP, INC.
                         ANNOUNCES BINDING AGREEMENT FOR
             $14.99 MILLION INVESTMENT BY STRATEGIC INVESTMENT FUND

Bartonville, Texas June 23, 1998 - The UniMark Group, Inc. (Nasdaq NMS symbol:
"UNMG") announced today that, in connection with exploring strategic alternatives to maximize shareholder value, the Company has reached a binding agreement pursuant to which Mexico Strategic Investment Fund, Ltd. or an affiliate (the "Fund") will purchase 3,305,500 shares of Common Stock of the Company, at a purchase price of $4.5375 per share for an aggregate purchase price of $14,998,706. In connection with the transaction, the Company will grant the Fund a one year option to acquire an additional 1,000,000 shares of Common Stock at $4.5375 per share, representation on the Company's Board of Directors and certain veto rights regarding financial and corporate matters. The transaction is subject to various conditions including completion of due diligence.

The Fund is indirectly owned by a large number of institutional investors and high net worth individuals who invest through Quantum Industrial Partners LDC and Quasar Strategic Partners LDC (members of the Quantum Group of Funds), and through other institutional accounts. The funds in the Quantum Group of Funds are advised by Soros Fund Management LLC, an affiliate of Mexico Strategic Advisors LLC, the adviser to the Fund. The Fund's investment program emphasizes long term investments in Latin American companies.

The Company also announced that it is no longer engaging in active negotiations with other potential strategic or financial investors. "We are excited about our Company's improving financial performance, anticipated growth and benefits expected from this new relationship. We believe that this agreement is a significant step towards maximizing shareholder value," said Rafael Vaquero, the Company's President and Chief Executive Officer.

The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing, processing, marketing and distribution company with operations in Mexico, the United States and Canada.


Certain of the above information is forward-looking and as such, only reflects the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. For discussion of factors that may affect actual results, investors should refer to the Company's filings with the Securities and Exchange Commission.

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